BROKER / DEALER
(FIXED AND VARIABLE ANNUITY)
SELLING AGREEMENT

BD NAME

BROKER-DEALER SELLING AGREEMENT:

This Broker-Dealer Selling Agreement (“Agreement”) is made on the day of __________, by and between ___________________________________________________ ("Broker-Dealer") and together with Broker-Dealer's duly licensed affiliates set forth on Schedule A, attached hereto and made a part hereof (hereinafter the "Affiliates"), and Prudential Annuities Distributors, Inc. ("Distributor"), The Prudential Insurance Company of America, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, and Prudential Annuities Life Assurance Corporation, and supersedes all previous agreements related to the distribution of the products contemplated herein entered into by these parties.

WHEREAS, the following definitions shall govern the terms of this Agreement:

CERTAIN DEFINITIONS

(1)	1933 Act ‑ The Securities Act of 1933, as amended.

(2)	1934 Act ‑ The Securities Exchange Act of 1934, as amended.

(3)	1940 Act ‑ The Investment Company Act of 1940, as amended.

(4)
Accounts ‑ Separate accounts established and maintained by the Company pursuant to the laws of Connecticut, Arizona, or New Jersey, or such other jurisdiction as applicable, to fund the benefits under the Contracts.

(5)	Affiliate(s) - A duly licensed insurance entity which is an affiliate of, or the same person as, Broker-Dealer, and is set forth on Schedule A, attached hereto and made a part hereof.

(6)
Broker-Dealer- As used herein, Broker-Dealer includes an entity whose employees are also registered representatives of Broker-Dealer, or which is itself an individual who is an associated person of Broker-Dealer or any Affiliate (“Associated Insurance Agency”).

(7)
Company ‑ Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, The Prudential Insurance Company of America or Prudential Annuities Life Assurance Corporation, individually or collectively as may be applicable.

(8)
Confidential Information - Information respecting all past, present or future business activities of each party, written or oral, including without limitation: information relating to a party’s planned or existing businesses or initiatives; organizational restructuring plans; actual and projected sales; profits and other financial information; technology (computer systems and architecture, computer hardware and software, methods); processing and operational methods; insurance; annuities and financial services product strategies and concepts; actuarial calculations, designs; administration and management; tax interpretations or positions; information respecting or materials of third parties with whom a party conducts business; and employees and personnel; and any policies, procedures and standards. Notwithstanding the foregoing, Confidential Information does not include information that (i) is lawfully made available to the general public, (ii) is or becomes generally known to the public not as a result of a disclosure by the receiving party, (iii) is rightfully in the possession of the receiving party prior to disclosure by the disclosing party, or (iv) is received by a party in good faith and without restriction from a third party reasonably believed to have the right to make such disclosure.

(9)
Contracts – All products and applicable riders, programs, and features made available for distribution under this Agreement as may be amended from time to time. Contracts include Registered and Unregistered Contracts issued pursuant to this Agreement and other products issued by the Company, or its affiliates, set forth in this Agreement or attached Schedules.

(10)	FINRA – The Financial Industry Regulatory Authority, Inc.

(11)	FINRA Rules - All rules of FINRA (including all applicable National Association of Securities Dealers Rules), as amended, and any interpretive guidance FINRA has or may subsequently issue.

(12)	Logo and Logo Standards – those standards set forth in Schedule C, as may be amended from time to time.

(13)	Prospectus ‑ The prospectuses included within the Registration Statements referred to herein.

(14)	Prudential Annuities – Distributor and Company.

(15)
Registered Contracts - Variable annuity contracts and/or market value adjusted or other annuity contracts registered under the 1933 Act, as amended, and qualified under applicable insurance laws, listed in Schedule B attached hereto and issued by the Company, and for which Distributor has been appointed the principal underwriter.

(16)	Registration Statement ‑ The registration statements and amendments thereto relating to the Registered Contracts, the accounts, and the funds, including financial statements and all exhibits.

(17)	SEC ‑ The Securities and Exchange Commission.

(18)
Unregistered Contracts – Certain annuity contracts or other products that are exempt from registration under the 1933 Act, as amended, and qualified under applicable insurance laws, listed in Schedule B attached hereto and issued by the Company.

WHEREAS, Broker-Dealer represents that it is a registered broker-dealer under the 1934 Act and a member in good standing of FINRA. Broker-Dealer represents that its agents or representatives who will be soliciting applications for the Contracts will be duly registered representatives of Broker-Dealer and furthermore that each one will be a registered representative in good standing with accreditation to sell the Contracts as required by FINRA (“Registered Representatives”).

WHEREAS, Broker-Dealer represents that it is duly licensed to solicit applications and sell Contracts in any state or other jurisdiction in which Broker-Dealer intends to perform duties hereunder. In those instances in which an individual, rather than a non-natural person, is to perform duties hereunder, Broker-Dealer represents and warrants that said person is employed by Broker-Dealer and is an “associated person” of Broker-Dealer, as that term is defined in Section 3(a)(18) of the 1934 Act, and that such person is duly licensed to solicit applications and sell Contracts in any state or other jurisdiction in which it intends to perform its duties hereunder.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree, represent and warrant as follows:

I.	EFFECT OF MULTIPLE PRUDENTIAL INSURERS AS PARTIES TO THIS AGREEMENT

Broker-Dealer and each Company and Distributor agree that this Agreement shall be construed and interpreted as separate and distinct agreements: (i) between The Prudential Insurance Company of America, Distributor and Broker-Dealer, (ii) between Pruco Life Insurance Company, Distributor and Broker-Dealer, (iii) between Pruco Life Insurance Company of New Jersey, Distributor and Broker-Dealer, and (iv) between Prudential Annuities Life Assurance Corporation, Distributor and Broker-Dealer. The rights, duties, obligations, and responsibilities of each Company under this Agreement are separate and distinct from the duties, obligations, and responsibilities of the other Companies. All such duties, obligations, and responsibilities shall exist only between Broker-Dealer on one hand, and the respective Company on the other hand. No Company shall have any responsibility or liability for the actions or omissions of any other Company under this Agreement.

II.	EFFECT OF REGISTERED AND UNREGISTERED CONTRACTS BEING INCLUDED IN AGREEMENT

This combined Agreement covering both Registered and Unregistered Contracts is being executed for administrative convenience and ease of understanding in lieu of executing separate agreements. The intent of the Agreement is to establish the appropriate party to comply with all applicable state, federal and Company rules and regulations regarding the respective Contracts available under this Agreement. Unless specifically set forth herein, under no circumstances shall this Agreement, or any provision herein, be construed or inferred to subject Unregistered Contracts, or the parties hereto, to any federal or state securities regulation not otherwise applicable to the said Contracts or parties.

III.	REGISTRATION, LICENSING AND APPOINTMENT

A.
Company, and Distributor, pursuant to the authority delegated to it by Company, hereby authorize Broker-Dealer, during the term of this Agreement, to solicit applications for Contracts that have been designated by Prudential Annuities as available for issue, from suitable persons and to service Contracts as called for in this Agreement. Such authorization shall exclude solicitation of applications, initial premium and or initial purchase payments for any Contract that Company or Distributor has designated as available for “Service Only.” The Company reserves the right to move all Contracts sold pursuant to this Agreement to “Service Only” status. In connection with such, Broker-Dealer is hereby authorized to offer riders that are available with the Contracts in accordance with instructions furnished by Distributor or Company. Distributor or Company may update or amend Schedule B describing products available and Contracts sold, which will be effective upon notice to the Broker-Dealer.

B.
Company hereby authorizes Broker-Dealer to designate Registered Representatives who are associated persons of Broker-Dealer for appointment by Company as individual insurance agents, for the purpose of soliciting sales of the Contracts. Broker-Dealer and Associated Insurance Agency shall not recommend a Registered Representative for appointment by Company unless such Registered Representative is duly licensed as an insurance agent and has met all training, certification or other qualification requirements in the state(s) in which it is proposed that such Registered Representative will solicit sales of the Contracts. Registered Representatives must specify with each Contract application, the Broker-Dealer and/or Associated Insurance Agency on whose behalf the application has been solicited. If a Registered Representative of Broker-Dealer is no longer to be treated as the agent of record on a Contract, Broker-Dealer or Associated Insurance Agency must immediately notify Company in writing and, within thirty (30) business days of such notice, identify a Registered Representative who will act as the substitute agent of record. Absent specific direction from Broker-Dealer to designate a substitute agent of record for such business, Company will designate the Broker-Dealers’ house account as agent of record.

C.
Broker-Dealer and Associated Insurance Agency are solely responsible for the conduct of Registered Representatives associated with such Broker-Dealer and/or Associated Insurance Agency, as well as for monitoring ongoing compliance with applicable federal and state laws, rules and regulations and applicable FINRA Rules. Company and Distributor are not liable and undertake no obligations under any agreement between Broker-Dealer and Registered Representative or Associated Insurance Agency unless Company and Distributor have specifically agreed to do so in writing. Notwithstanding any provision in the Agreement, Company, at its sole discretion, reserves the right to refuse to appoint any Registered Representative or, once appointed, to terminate or refuse to renew any Registered Representative’s appointment with Company. By written notice to Broker-Dealer or Associated Insurance Agency, Company may require Broker-Dealer or Associated Insurance Agency to cause Registered Representatives to cease soliciting Contracts and additional premiums or purchase payments thereon on behalf of Company. Broker-Dealer and Associated Insurance Agency shall notify Distributor immediately in writing if any Registered Representative appointed by, or submitted to the Company for appointment, ceases to be a Registered Representative of Broker-Dealer, is disciplined or suspended by FINRA or by Broker-Dealer, or if any Registered Representative ceases to be properly licensed or is the subject of a disciplinary proceeding in any state. Further, Broker-Dealer has, follows and enforces policies and procedures obligating its Registered Representatives to update their FINRA Form U-4. Broker-Dealer shall promptly notify Company or Distributor if it becomes aware that any Registered Representative who is appointed by the Company has updated their FINRA Form U-4 to disclose a conviction that would disqualify them from engaging in the business of insurance under 18 USCS Sec. 1033 (the “Federal Crime Bill”) and has not otherwise received the consent and/or waiver of an authorized insurance regulator to engage in the business of insurance.

D.
Broker-Dealer and Associated Insurance Agency represent, warrant and certify that, on their own behalf, and as agent on behalf of Company, each: (i) has performed due diligence in compliance with state law and has duly investigated and performed a thorough background check into the character and fitness of any Registered Representatives; (ii) is not aware of any felony or misdemeanor convictions in the last 10 years arising out of conduct involving embezzlement, fraudulent conversion or misappropriation of funds or securities, or involving violations of §§1341, 1342, or 1343 of Title 18 of the United States Code or any subsequent amendments thereto; and (iii) is satisfied that each such Registered Representative that Broker-Dealer and/or Associated Insurance Agency has designated is trustworthy, financially responsible, in good business standing and competent for appointment to act as an individual insurance agent of Company. Further, Broker-Dealer agrees to use reasonable efforts to not knowingly recommend anyone for appointment to conduct insurance business who is disqualified from engaging in the business of insurance under the Federal Crime Bill, or who has not otherwise received consent and/or waiver of an authorized insurance regulator to engage in the business of insurance. Broker-Dealer and Associated Insurance Agency agree, to the extent permitted by law, to provide Company with copies of any and all background check reports and any additional documentation in connection with the investigation into the background of the designated Registered Representative. Broker-Dealer and Associated Insurance Agency further agree to promptly disclose to Company the presence of any charges, dispositions or other events that require disclosure under applicable law or as directed by Company.

E.
Certain group variable annuity contracts that are sold as funding vehicles for qualified plans and that are exempt from registration under the 1933 Act (“Qualified Contracts”) may only be solicited by Registered Representatives of Broker-Dealer.

F.
Broker-Dealer and Associated Insurance Agency agree to assist Company in appointing insurance licensed Registered Representatives, under applicable state insurance laws. Broker-Dealer and Associated Insurance Agency also agree to comply with Company's requirements regarding the submission of licensing or other appointment documentation for proposed Registered Representatives, and provide such other documentation that Company may request for continuing such appointments.

G.
Company and/or Distributor, during the term of this Agreement, will advise Broker-Dealer of the issuance by the SEC of any stop order with respect to the Registration Statement or any amendments thereto or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Registered Contracts and of any other action or circumstance that may prevent the lawful sale of any Contract in any state or jurisdiction.

H.	During the term of this Agreement, Distributor shall promptly advise Broker-Dealer of any amendment to any Registration Statement or any amendment or supplement to any Prospectus.

IV.	SOLICITATIONS AND DISTRIBUTIONS

A.
Solicitation and all activities by Broker-Dealer shall be undertaken only in accordance with applicable laws and regulations and in accordance with Company’s licensing, appointment and registration policy. No Registered Representative shall solicit applications for the Contracts unless the Registered Representative is duly licensed and appointed, as required by applicable state rules and regulations and Company requirements, by the Company as a life insurance and variable contract broker or agent of Company, in the appropriate states or other jurisdictions. Broker-Dealer shall ensure that such Registered Representatives fulfill any training, certification or other requirements necessary to be licensed or to solicit sales, as the case may be. Broker-Dealer understands and acknowledges that neither it nor its Registered Representatives is authorized by Distributor or Company to give any information or make any representation in connection with this Agreement or the offering of the Contracts other than those contained in the Prospectus or other solicitation material authorized in writing by Distributor or Company.

B.
Broker-Dealer agrees that its authority is limited to the solicitation, marketing and servicing of Contracts in accordance with this Agreement. Broker-Dealer shall not have authority on behalf of Distributor or Company to: make, alter or discharge any Contract or other form; waive any forfeiture; bind the Company; extend the time of paying any premium; or receive any monies or premiums due, or to become due, to Company, except as set forth in Section VIII of this Agreement. Broker-Dealer shall not expend, nor contract for the expenditure of the funds of Prudential Annuities, nor shall Broker-Dealer possess or exercise any authority on behalf of the Company under this Agreement.

C.
The procedures relating to solicitation of Contracts (including the forwarding of applications, premium payments and loan repayments and the effective time of orders received from Registered Representative) are subject to: (i) the terms of the then current Prospectuses (including any amendments or supplements thereto) relating to each Registered Contract or interests in any Accounts relating thereto, as filed with the SEC; (ii) the new account application for each Contract, as supplemented or amended from time-to-time; and (iii) Distributor’s and / or the Company’s written instructions, procedures and guidelines, as provided to Broker-Dealer from time-to-time. To the extent that the Prospectuses contain provisions that are inconsistent with this Agreement, the terms of the Prospectuses shall be controlling.

Neither Broker-Dealer nor its Registered Representatives shall solicit applications for the Registered Contracts without first delivering to applicant the then current Prospectuses, including any amendments or supplements thereto. Neither Broker-Dealer nor its Registered Representatives shall solicit applications for Unregistered Contracts without delivering required materials, including but not limited to, buyer’s guides and/or product disclosures, as may be required by applicable regulations and/or Company policy.

D.
With respect to the Contracts covered by this Agreement, as amended from time to time, Broker-Dealer shall notify Distributor and/or Company of any material change or intention to materially change its distribution methods and marketing practices. A material change may arise from a change in terms of the emphasis or method of any aspect of any marketing campaign, or otherwise. Such notice shall be given in the manner specified in Section XVII of this Agreement.

E.	Company reserves the right, at any time, without notice, to limit, suspend, or reject the sale of Contracts or additional purchase payments to existing contracts.

F.
Registered Representatives and Broker-Dealer may not obtain signed or electronic forms from applicants or Contract owners unless each form is authorized by the client and completed for submission to the Company. Broker-Dealer and Registered Representatives will not under any circumstance request that an applicant or Contract owner pre-sign any form related to the Contracts or copy an applicant’s or Contract owner’s signature from another form for use at a later date, or submit to Company and/or Distributor such form or copied signature. Submission of pre-signed forms related to a Contract by a Registered Representative may be grounds for Company’s termination of its appointment of such Registered Representative, or termination of this Agreement.

G.
Broker-Dealer and any Registered Representative will not solicit applications for Contracts in any state, jurisdiction or commonwealth unless the Contract has been approved for sale in that state, jurisdiction or commonwealth. No Registered Representative, or other agent of Broker-Dealer shall solicit applications for Contracts on military installations or otherwise engage in activity contrary to instruction provided by the U.S. Department of Defense or state law regarding such.

H.
Commencing at such time as Distributor, Company and Broker-Dealer shall agree upon, Broker-Dealer agrees to use its best efforts to find suitable purchasers for the Contracts acceptable to Company. In meeting its obligation to use its best efforts to solicit applications for Contracts, Broker-Dealer shall:

(1)	On an ongoing basis, use training, sales, advertising and promotional materials for Contracts that have been approved by Prudential Annuities; and

(2)
Establish, maintain, and enforce a supervisory system, as set forth by FINRA Rules, to supervise the activities of each Registered Representative and associated person that is reasonably designed to achieve compliance with applicable securities laws and regulations, and with FINRA Rules.

I.
Broker-Dealer has full responsibility for the training and supervision of all Registered Representatives, and any other persons associated with the Broker-Dealer who are engaged, directly or indirectly, in the offer, sale, servicing and/or administration of Contracts. Broker-Dealer shall establish and implement reasonable procedures for periodic inspection and supervision of sales practices of its Registered Representatives to ensure the completion of all training and certifications required by applicable law. Broker-Dealer shall provide evidence of compliance with this section upon request by Prudential Annuities.

J.
Broker-Dealer and any Registered Representatives shall not make any misrepresentation or incomplete comparison of products for the purpose of inducing a purchaser to lapse, forfeit, borrow from, convert, replace or surrender, in whole or in part, its insurance, in favor of purchasing a Contract. Broker-Dealer and any Registered Representative shall not induce or attempt to induce any Contract owner to relinquish a Contract or to withdraw values from a Contract when doing so would be in violation of the Company’s replacement policy or any state or federal law or regulation.

K.
Subject to applicable state and federal rules and regulations, Broker-Dealer and any Registered Representatives shall not provide or offer to provide any inducement not specified in the Contract or any rebate, either directly or indirectly, to any person or entity, as an inducement to purchase any Contract.

L.
Broker-Dealer and any Registered Representative shall abide by the Company’s policies and procedures related to the sale of Contracts, abide by any additional policies and procedures the Company may communicate, and comply with all applicable laws and regulations governing the sale and administration of the Contracts. Broker-Dealer and any Registered Representative shall conduct its operations in a manner as to not affect adversely the business, goodwill or reputation of Prudential Annuities.

M.
In the event a Registered Representative performs any unauthorized, incorrect or incomplete transaction(s) with respect to a Contract(s), Broker-Dealer shall bear sole responsibility for any and all financial liability resulting from such conduct. Company shall not incur liability or have any responsibility for the supervision of Registered Representatives.

N.
Broker-Dealer represents that the Contract owner has provided the Broker-Dealer, in addition to the Registered Representative of record, the authority to obtain information on behalf of the Contract owner for purposes of servicing the Contract.

O.
Broker-Dealer shall not solicit applications for Contracts to be owned directly or indirectly by a non-natural owner unless, for the sole benefit of an individual, with full and complete disclosure of all terms of the transaction, Company, in its sole discretion and subject to any terms that it may require, agrees to such sale. Broker-Dealer shall not solicit applications for Contracts to be owned directly or indirectly by a non-US, non-natural owner or to be owned directly or indirectly as part of a stranger-owned annuity.

P.
Broker-Dealer shall secure and maintain a fidelity bond (including coverage for larceny and embezzlement), issued by a reputable bonding company, covering all of its directors, officers, agents, associated persons and employees who have access to funds of the Company. This bond shall be maintained at Broker-Dealer’s expense in at least the amount prescribed under FINRA Rule 4360, as amended, and have acceptable deductible limits as prescribed by the Company. The Company retains the right to require Broker-Dealer to secure and maintain errors and omissions insurance acceptable to Company and covering Broker-Dealer and its Registered Representatives. Broker-Dealer hereby assigns any proceeds received from fidelity bonding company, errors and omissions or other liability coverage, to the Company or Distributor as their interest may appear, to the extent of their loss due to activities under this Agreement covered under the bond, policy or other liability coverage. If there is any deficiency amount, whether due to deductible or otherwise, Broker-Dealer shall promptly pay such amounts on demand. Broker-Dealer hereby indemnifies and holds harmless the Company and Distributor from any such deficiency and from the costs of collection thereof, including reasonable attorneys’ fees.

Q.
Broker-Dealer understands, acknowledges and represents that Contracts, and their respective riders, and premiums thereunder shall not be solicited, offered, sold or promoted in connection with any speculative investing such as, but not limited to, speculation, arbitrage, vitiation, market timing, or any other type of collective investment scheme. Should Distributor or Company determine, at its sole discretion, that Broker-Dealer, or its Registered Representatives, is soliciting, offering, selling or promoting, or has solicited, offered, sold or promoted, Contracts or Premiums subject to any so-called speculative investing program, plan, arrangement or service, Distributor or Company may take such action which is necessary, at its sole discretion, to halt such solicitations, offers or sales. Furthermore, in addition to any indemnification provided elsewhere in this Agreement and any other liability that Broker-Dealer might have, Broker-Dealer shall be liable to Distributor and Company and each fund affected by any so-called speculative investing program, plan, arrangement or service, for any damages or losses, actual or consequential, including any redemption fees assessed, sustained by Distributor or Company or any fund.

V.	SUITABILITY/SALES PRACTICES

A.
Broker-Dealer and Affiliates shall take steps to ensure that the Registered Representatives shall make suitable recommendations to an applicant to purchase a Contract in accordance with all applicable laws, including but not limited to state law and FINRA Rules.

B.
Broker-Dealer shall be solely responsible for ensuring, and shall adopt all reasonably necessary policies and procedures to ensure (including principal review) Broker-Dealer and the Registered Representatives' Registered Contracts sales are made in compliance with FINRA requirements pertaining to suitability and supervision of annuity transactions. Broker-Dealer acknowledges and agrees that with respect to Registered Contracts, Company is hereby contracting Broker-Dealer to establish, implement and maintain a supervision system that is reasonably designed to achieve compliance with the FINRA suitability and supervision requirements. Broker-Dealer agrees to allow Company to monitor and to audit Broker-Dealer's performance of its suitability obligations under this Section and shall cooperate with Company in its efforts (including providing such information as Company may require).

C.
Broker-Dealer represents and warrants that it has enrolled in the Compliance and Ethics Forum for Life Insurers, or other similar certification repository (“Clearinghouse”) as may be required by Company. Broker-Dealer agrees that it shall, at least annually, or more frequently upon request by Company, certify to Company through the Clearinghouse that sales of Registered Contracts are made in compliance with FINRA suitability and supervision requirements and all state and federal laws, and that Broker-Dealer is complying with and performing its suitability obligations under this Section. Broker-Dealer further agrees to provide such additional certification as Company may reasonably request from time to time in support of Company's compliance with state suitability requirements.

D.	With respect to sales of Unregistered Contracts made by Registered Representatives, Broker-Dealer and Affiliates shall:

(1)
Require Registered Representatives to complete such general and product specific training as Company shall require from time to time, including but not limited to training Company determines is necessary so that the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), would not be applicable to the Unregistered Contracts.

(2)
Comply with the suitability obligations under the Suitability Standard it has elected or is deemed elected as set forth in Unregistered Contracts Suitability Schedule attached hereto as Schedule D, as may be amended by Company, which election may be changed by Broker-Dealer and Affiliates as provided in the Unregistered Contracts Suitability Schedule.

(3)	Inform Registered Representatives of state suitability requirements and the Suitability Standards applicable to Unregistered Contracts.

VI.	SALES MATERIAL

A.
Broker-Dealer agrees that any material it develops, approves or uses for sales, training, advertising, marketing, explanatory, website or other purposes that it intends to publish, distribute, use or display in any manner or in any media in existence today or hereinafter created that mentions by name the Contracts, the Distributors or the Company or contains the name, marks or logos of the Company (or an affiliate of the Company or any logos of any of them) will not be used without the prior written consent of the appropriate party (Company or Distributors). Broker-Dealer, its affiliates, Registered Representatives and brokers will not publish, issue, circulate, or use in any manner whatsoever any advertisements or marketing materials describing or referring to the Company or Distributors, the Contracts, or any product of the Company unless such advertisements or marketing materials have been approved in writing in advance by the appropriate party (Company or Distributors) and such approval has not been withdrawn. Approved materials may not be altered without the prior written approval of the Distributors or the Company except that any approved content that contains ratings or financial data relating to Distributors, Company and/or any of its affiliates must be maintained current and up-to-date. Broker-Dealer is authorized to and responsible for obtaining the most recent information and updating ratings and financial data content to most recent quarter or annual information, whichever is applicable. This updated information must be obtained directly from Distributors or the Company.

B.
Once approved for use, the Company hereby grants a non-exclusive, non-transferable, revocable, limited license to use the Prudential name, Rock Design, and Prudential Logo (attached hereto as Schedule A, as amended from time-to-time)(“Prudential Marks”) on the approved materials and/or website, only in connection with content approved in advance in writing by the Company and only in connection with the solicitation, marketing and servicing of Contracts in accordance with this Agreement. If Broker-Dealer uses the Prudential Marks either on its website or otherwise, it represents and warrants that its website will not contain objectionable, libelous, defamatory, obscene, pornographic, abusive or otherwise unlawful material or material that infringes the rights of third parties. Broker-Dealer acknowledges that any use by Broker-Dealer of the Prudential Marks pursuant to this Agreement shall inure to the benefit of Company.

C.
Broker-Dealer further acknowledges Company’s exclusive rights in the Prudential Marks and the goodwill pertaining thereto, and agrees that it shall not challenge, or assist in any challenge to, the validity or exclusivity of Company’s ownership thereof or the validity of this Agreement. Broker-Dealer may only use the Prudential logo in the exact color (PMS 300) and black, and in the electronic format provided by the Company. Broker-Dealer must also follow the Logo Standards attached hereto as Schedule A.

D.
Broker-Dealer acknowledges that it has no right, title, license, or interest, express or implied, in and to the Prudential Marks, except for the limited purpose specifically provided in this Agreement.

E.
Broker-Dealer and its Registered Representatives will not misrepresent the Products or the Company and Distributors and will make no oral or written representation which is inconsistent with the terms of the Contracts or with the information in any illustration or sales literature furnished by the Company.

VII.	DELIVERY

Upon issuance of a Contract, the Company shall promptly deliver such Contract to the contract owner, unless otherwise agreed in writing by the parties. In the event the parties agree to have a Contract forwarded to Broker-Dealer, Broker-Dealer agrees to deliver the Contract to the owner within five (5) calendar days of receipt. The parties to this Agreement understand that any failure on the part of Broker-Dealer to deliver timely or to secure proof of delivery resulting in loss will be reimbursed by Broker-Dealer.

VIII.	PAYMENTS

A.
All premiums and payments derived from the sale or service of Contracts that flow through Broker-Dealer, if permitted and allowable, shall be sent directly to the Company by Broker-Dealer, net of any compensation due and owing Broker-Dealer, as more fully described below and in Schedule B, as amended. Such compensation shall be withheld or deducted from premiums received by Broker-Dealer; provided, however, no monies received as a result of Section 1035 exchanges, or as a result of direct transfers of assets or direct payments made to the Company, will be subject to any such withholding or deduction for commission payments. In addition, it may be agreed upon by the parties, from time-to-time, that no withholding or deductions from premiums shall be permitted. Broker-Dealer will not receive, accumulate or maintain custody of premiums intended for payment under the Contracts, except as noted herein.

B.
Broker-Dealer agrees that premiums and other payments received by it relating to the Contracts shall be held at all times in a fiduciary capacity and such premiums and other payments, net of any compensation due and owing Broker-Dealer, shall be remitted promptly (and in no event later than two business days after receipt), together with such completed applications, forms and other required documentation to an office of the Company designated by Distributor. Broker-Dealer agrees to make all payments to Prudential Annuities under this Agreement in Fed Funds, New York clearinghouse or other immediately available funds. Wire transfers in payment of premiums shall be designated to the Company issuing the Contract, as the appropriate party may be. Broker-Dealer agrees not to accept funds from a non-US bank as payment to the Company issuing the Contract.

C.
Broker-Dealer acknowledges that the Company retains the ultimate right to control the sale of the Contracts and that the Distributor or Company shall have the unconditional right: (i) to reject, in whole or part, any application for a Contract; or (ii) to refuse any premium or payments received relating to any Contract. In the event Company or Distributor rejects an application, or a Contract owner elects to return such Contract pursuant to applicable law, Company will return all payments and Broker-Dealer will be notified of such action and shall immediately remit any compensation retained by it to the Company.

IX.	COMPENSATION

A.
Distributor shall cause Company to arrange for the payment of commissions to Broker-Dealer as compensation for the sale of each Registered Contract, and Company shall pay commissions to Broker-Dealer as compensation from the sale of each Unregistered Contract, by a Registered Representative of Broker-Dealer. The amount of such commission shall be based on the compensation schedule, attached hereto as Schedule B (“Commission Schedule”), in effect at the time the Contract is issued or in accordance with any compensation amendments to this Agreement. Distributor and/or Company may amend the Commission Schedule upon notice to Broker-Dealer. No compensation is payable unless the Broker-Dealer and the Registered Representative have first complied with all applicable insurance laws, rules and regulations and such payments of compensation would not constitute a violation of such insurance laws, rules and regulations. The Company shall identify to Broker-Dealer with each payment the name of the Registered Representative that is agent of record for each Contract covered by the payment. The Broker-Dealer will only be entitled to compensation for Contracts that have been submitted by the Broker-Dealer, accepted by the Company, delivered to the Contract owner and where all the requirements of the Company’s licensing, appointment and registration policy have been satisfied. In the event of a Section 1035 exchange, Distributor may pay such compensation to Broker-Dealer without first complying with the foregoing requirements. However, if the relevant premium payment and appropriate documentation (in good order) are not received by Company within sixty (60) calendar days after receipt of the original 1035 request form, Broker-Dealer agrees to return immediately such compensation to Distributor. If any Contract is tendered for redemption within seven (7) business days after acceptance of the Contract application or during the applicable “free look/right to examine” period, any and all commissions must be returned to the Company.

B.
If the Company returns, for any reason, any premiums or purchase payments on any Contract, the Broker-Dealer will have an immediate obligation to, and will upon demand, repay the Company all the compensation previously received by the Broker-Dealer as a result of those premiums or purchase payments. Notwithstanding any other provision in the Commission Schedule concerning charge-backs, if any Contract is returned, surrendered or otherwise tendered for redemption within seven business days after the acceptance of the contract application or the applicable “free-look/right to examine” period, no compensation shall be paid, and any compensation retained by the Broker-Dealer with regard to such Contract shall be immediately remitted to the Company. Termination or cancellation of this Agreement will not relieve the Broker-Dealer from its obligations under this Agreement.

C.
Any amount due the Company from the Broker-Dealer, whether arising from this or any other agreement with the Company, will be repaid by any other amount payable under this Agreement, until the amount of such indebtedness is fully paid.

D.
Commissions are only payable on a contract if (1) the contract is in force; (2) the contract has not been annuitized; and (3) Broker-Dealer is the firm of record. No trail commission is payable if the aforementioned conditions existed during a portion of the period but not on the date the payment is calculated. Prudential reserves the right to cease payment of trail commissions on any contract for which no duly licensed, appointed and affiliated person of Broker-Dealer is listed as the producer of record.

E.
If a Contract replaces, in whole or in part, a policy or contract previously issued by Company or any other insurance company, the Company has the right to determine what, if any, compensation will be allowed.

F.
If a Contract is changed to a different kind or amount, or if its date is changed, the Company has the right to determine what, if any, compensation will be allowed. No compensation shall be paid, and any compensation previously paid shall be returned to the Company or Distributor on request, if the Company or Distributor, in its sole discretion, determines not to issue the Contract(s) applied for; refunds the premium paid pursuant to any request by the Contract owner; refunds any premium paid as the result of a complaint by the Contract owner or at the direction of a regulatory authority; determines that any person or entity required to be licensed for the solicitation of Contracts is not duly licensed to sell such Contracts in the appropriate jurisdictions or as otherwise detailed in Schedule B.

G.
Upon the termination of this Agreement, the Company will pay commissions to the Broker-Dealer on net premiums that the Company receives within sixty (60) calendar days of the termination date on applications written by the Broker-Dealer on or before the termination date unless such payment would, in Distributor or Company’s reasonable opinion, be inadvisable or be contrary to applicable law, or an order of a court of competent jurisdiction.

H.
Unless otherwise agreed to by the parties, compensation shall be payable to the Broker-Dealer or relevant affiliate unless another broker-dealer becomes “broker of record” for the Contract, provided the Contract remains in effect and such receipt of compensation is permitted by applicable law and the applicable regulatory agencies. If another broker-dealer becomes “broker of record” for a Contract, no further compensation shall be payable under this Agreement to Broker-Dealer.

I.
Broker-Dealer acknowledges and agrees to be bound by such additional chargeback provisions, restrictions and specific product compensation rules as may be set forth in Schedule B, as amended from time to time.

J.
With respect to compensation to be paid to the Broker-Dealer attributable to sales of Contracts, such payments may be made to designee of Broker-Dealer (“Designee”) provided such payments are consistent with the First of America Brokerage Services, Inc. (“FOABS”) SEC No-Action letter dated September 28, 1995.

Such Designee must be an individual or an insurance agency properly licensed and appointed as required under the insurance laws in any state(s) or jurisdiction(s) in which the Contracts are solicited and sold, at all times for which compensation payments are to be made to such Designee. The Designee must be an associated person of the Broker-Dealer within the meaning of the federal securities laws and the rules and regulations of the FINRA, as amended. Payments to the Designee shall be credited to the Broker-Dealer, and shall be reflected on the books and records of the Broker-Dealer, in accordance with FOABS no-action letter cited herein.

Payments by the Distributor to the Designee shall constitute full payment for all compensation to be paid to Broker-Dealer for the sale of the Contracts in all applicable states and/or jurisdictions. The Distributor has no responsibility for, nor any liability with respect to, any compensation arrangements between Broker-Dealer and Designee, and/or any Registered Representative. Designee agrees to furnish its Taxpayer Identification Number (“TIN”) by providing the Distributor with a properly completed IRS form W-9, Request for Taxpayer Identification Number and Certification, and Designee understands and agrees that the Distributor shall, for all the compensation payments made to Designee, use Designee’s TIN for purposes of federal and state tax reporting and shall issue tax reporting forms with respect to such payments solely to the Designee. Designee agrees to refund any amounts due the Distributor under the Selling Agreement.

Payments to Designee shall cease immediately:

(i)	in any state or jurisdiction in which the Designee’s insurance license is expired, revoked, suspended, terminated or impaired; or
(ii)     when the Designee’s status as an associated person of Broker-Dealer terminates.

Broker-Dealer shall immediately notify the Distributor of the occurrence of any event described in subparagraph (i) or (ii) above. Broker-Dealer and Designee each agree that the Designee shall refund any payments received from the Distributor by the Designee following such event(s).

Broker-Dealer may, with the consent of the Distributor, designate additional or substitute Designees, provided the additional or substitute Designees:

(i)     meet all of the requirements set forth herein and:
(ii)     agree in writing to the terms and conditions of this Agreement.

K.
Notwithstanding any provision to the contrary contained in the Agreement between Pruco Life Insurance Company of New Jersey, and any other Company licensed in New York, and Broker-Dealer, under no circumstances will soliciting agent commission, overriding commission or expense allowance payments be paid under this Agreement if such payment would violate section 4228 of the New York Insurance Department’s regulation, as amended, or the New York Insurance Department’s interpretations thereof. Broker-Dealer hereby agrees not to pay compensation to its registered representatives in excess of the limits of Section 4228 of the New York Insurance law, as amended.

X.	BOOKS AND RECORDS

A.
Broker-Dealer shall have the responsibility for maintaining the records of its Registered Representatives licensed, registered and otherwise qualified to sell the Contracts. Broker-Dealer shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts and records maintained by Broker-Dealer under the terms of this Agreement that relate to the sale of the Contracts, the Company, the Accounts, Distributor and/or Broker-Dealer shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. All records maintained by the Broker-Dealer in connection with this Agreement shall be the property of the Broker-Dealer.

B.
Broker-Dealer shall make available to Distributor at any time, upon reasonable request, copies of books and records regarding the sale, solicitation, servicing and/or administration of the Contracts as well as other records and information related to Registered Representatives appointed with Company.

XI.	NON-PUBLIC PERSONAL INFORMATION; ANTI-MONEY LAUNDERING

A.
Each party acknowledges that it may be provided with information or access to information about customers of Distributor or Broker-Dealer (“Customer Information”) resulting from transactions or services in connection with products sold under this Agreement. Each party agrees that it shall comply with all federal, state, provincial and local laws and regulations relating to privacy and the use or disclosure of such Customer Information.

B.
Each party represents and warrants that it has implemented and agrees that it will maintain an effective information security program to protect Customer Information, which program includes administrative, technical, and physical safeguards: (i) to ensure the security and confidentiality of Customer Information; (ii) to protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and (iii) to protect against unauthorized access to or use of Customer Information which could result in substantial harm or inconvenience to either party or other affiliates, or to customers of any of them.

C.
If Broker-Dealer has a breach of security that requires notice to an individual under applicable state laws, Broker-Dealer will also provide Prudential Annuities with a copy of such notice at the same time it is sent to such individual in accordance with Section XVII of this Agreement.

D.
Broker-Dealer agrees to comply with applicable laws, regulations and self-regulatory organization rules and guidance governing the detection, prevention and reporting of money laundering and terrorist financing activities, including, but not limited to: (1) provisions of the Bank Secrecy Act and regulations thereunder; (2) provisions of the USA PATRIOT Act of 2001, as amended together with any regulations thereunder; (3) relevant rules and regulations promulgated by the Office of Foreign Assets Control; (4) relevant rules and guidance of FINRA; and (5) all record keeping, reporting and auditing requirements of these laws, regulations and rules. Prudential Annuities shall have the right, upon reasonable notice, to obtain and review documentation evidencing compliance with the foregoing laws, regulations and rules. Broker-Dealer shall, upon reasonable request, provide an annual certification regarding compliance with the above.

E.
Each party agrees that it shall keep and maintain all Confidential Information in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure; and shall use and disclose Confidential Information solely for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement. Each party further agrees that it shall not, directly or indirectly, disclose Confidential Information to any third party, except with the disclosing party’s prior written consent or as permitted under the terms of this Agreement.

F.
Notwithstanding any other provision of this Agreement with Broker Dealer regarding Confidential Information, in the event that access to or delivery of any Confidential Information is requested of Prudential Annuities by a regulatory, self-regulatory or supervisory authority having appropriate jurisdiction, Prudential Annuities may comply with such request.

XII.	COMPLAINTS AND INVESTIGATIONS

A.
Broker-Dealer agrees to notify Company immediately of any Contract complaints or disciplinary proceedings against Broker-Dealer, or any Registered Representatives or associated person relating to the Contracts, Company or Distributor or any threatened or filed arbitration action or civil litigation arising out of the conduct of business under this Agreement. Additionally, Broker-Dealer shall promptly forward to Company, by certified mail and to the address provided for notice in this Agreement, any notice of claim, any legal process or notice of claims served on Broker-Dealer in a suit or proceeding against Broker-Dealer arising out of the conduct of business under this Agreement.

B.
Broker-Dealer shall cooperate with Company in investigating and responding to any complaint, attorney demand, or inquiry received from state insurance departments or other regulatory agencies or legislative bodies, and in any settlement or trial of any actions arising out of the conduct of business under this Agreement. Cooperate, as referred to in this provision, shall include, but is not limited to, the provision of information as may be necessary to furnish Company or Distributor with a complete understanding of the facts and circumstances surrounding the complaint, demand or inquiry.

C.
Any response by Broker-Dealer to a Contract complaint arising out of the conduct of business under this Agreement must be sent to Company for its approval before being sent. Any responses to such Contract complaints must be sent in writing to Company not less than five (5) business days before being sent, except that if a more prompt response is required, the proposed response may be communicated to Company by telephone, facsimile or in person.

D.
Broker-Dealer is not authorized, and is expressly forbidden, from settling or offering to settle any complaint or litigation from a Contract owner, assignee, beneficiary or other party in interest to a Contract without Company authorization.

E.
Failure to comply with Company’s procedures for notification, investigation and response to Contract complaints by Broker-Dealer, or its Registered Representatives or associated persons may be grounds for immediate termination of this Agreement.

XIII.	ELECTRONIC DATA INTERFACE: CONTRACTS

With respect to Contracts, the parties may desire to exchange certain business information electronically rather than in traditional tangible written paper form. The parties wish to set forth the respective obligations of each party under which they may transmit such business information electronically as follows:

A.	Data File Submission

1.
For purposes of this Section XIII, Data File shall mean file(s) of electronic data or images representing the business information intended for transmission according to the specifications agreed to by both the Broker-Dealer and Prudential. Data Files may be classified as (1) Data Files to be transmitted from Broker-Dealer to Company, and (2) Data Files to be transmitted from Company to Broker-Dealer. Any electronic transmission of data that is not defined as a Data File (or has not been agreed in writing to be a Data File) shall have no force or effect between the parties, unless justifiably relied upon by the receiving party.

2.
Data Files may be transmitted electronically to each party. The parties must agree on the use of the appropriate formats, time and medium of transmission, software and/or hardware requirements, or any other specifications, and when possible, shall adhere to industry standards for transmission of Data Files such as those supplied by the National Securities Clearing Corporation or Association for Cooperative Operations Research and Development.

3.
Unless mutually agreed by all of the parties to this Agreement in writing, Broker-Dealer, at its own expense, shall provide and maintain its own equipment, software, services and testing necessary to effectively and reliably transmit and receive Data Files as provided herein.

4.
The parties shall establish and maintain procedures and controls necessary to provide high quality, accurate and high integrity Data Files and comply with all applicable law respecting such procedures and controls, including but not limited to The Electronic Signature in Global and National Commerce Act (E-Sign Act), 15 U.S.C. Chapter 96. The originating party shall ensure that the data in the Data File is accurate and that the preparation and submission of such Data File, and its underlying transactions, are carried out in accordance with applicable law including but not limited those governing electronic transactions.

5.
Each party may adopt as its signature an electronic identification consisting of symbols(s) or code(s) that are to be affixed to or contained in each Transaction transmitted by such party (“Signatures”). Each party agrees that any Signature of such party affixed to or contained in any transmitted Data File shall be sufficient to verify such party originated such Data File. Neither party shall disclose to any third party the Signatures of the other party.

6.
If a Data File contains any unintelligible data, the receiving party shall promptly notify the originating party. In that event, the originating party shall arrange for the prompt resubmission of the information contained in Data File in the manner agreed to by the parties.

7.
In addition to a Data File and its underlying transactions being properly submitted from a technical perspective, such must also be in good order for Company to have any obligation to execute a transaction. A transaction that is not in good order will not be processed by Company. Good order shall be determined solely by the Company.

8.
Broker-Dealer agrees and acknowledges that Company will rely on the data contained in the Data File submitted by Broker-Dealer to effectuate the requested transaction, which may include but is not limited to the purchase or redemption of a security, the issuance of an annuity contract or such other transaction as may be agreed to by the parties. Company shall have no obligation to review, process or accept any additional instructions submitted by Broker-Dealer, in any form, that contradict those contained in the Data File. In the event that Company receives a paper application or transaction from the Contract owner, that are inconsistent with data contained in the Data File, the parties agree to cooperate to resolve any such discrepancies, however; any loss incurred by Company related to the resolution of such discrepancies shall be covered by Broker-Dealer.

9.
Broker-Dealer shall obtain, including but not limited to in accordance with applicable state and federal law, the rules and regulations of FINRA, all appropriate and necessary client authorizations prior to Broker-Dealer’s submission of any Data Files to Company to effectuate a Transaction. The parties acknowledge that Company will rely upon the Data File provided by Broker-Dealer in making the requested Transaction as if received directly by client.

10.
Broker-Dealer shall provide, including but not limited to in accordance with applicable state and federal law, the rules and regulations of FINRA, all appropriate and necessary regulatory and contract specific client disclosures and/or acknowledgements prior to Broker-Dealer submission of any Data File to Company to effectuate a Transaction.

11.
The parties may agree to enter into a testing period prior to reliance upon this section where Data Files shall be transmitted and received solely for testing purposes. During any such testing period, the transmission or receipt of Data Files shall not give rise to any obligation for either party to effectuate any transaction or otherwise rely upon the data contained therein.

12.
In the event that the parties agree to exchange Data File electronically, either party may elect to terminate doing business electronically by providing thirty (30) calendar days written notice to the other Party, provided however, that either Party can cease doing business electronically immediately upon notice to the other party in the event of material breach of this subsection. In the event the parties cease conducting electronic business subsections A8, B, E and G of this section shall survive.

A.	Third Party Service Providers

1.
Data Files may be transmitted between the parties either directly or through a third party service provider, agent or other intermediary (collectively “Provider”). The terms and conditions of this section shall be binding on each party whether the Data Files are exchanged directly between the parties or through the use of a Provider.

2.
Either party may contract with a Provider to transmit Data Files on their behalf. Each party shall be responsible for the costs of any Provider with which it contracts, unless otherwise agreed in writing by the parties. Each party shall ensure that any Provider it contracts with will safeguard Non-Public Personal Information as defined in Regulation S-P or otherwise enable the party’s adherence to Section XI of this Agreement.

3.
The contracting party shall be solely responsible for the acts or omissions of its Provider, provided that if both parties use the same Provider to effect the transmission and receipt of a Data File, the originating party shall be liable for the acts or omissions of such Provider as to such Data File.

4.
Either party may modify its election to use, not use or change a Provider upon one hundred eighty (180) calendar days prior written notice to the other party in accordance with the notice provisions of the Agreement. Company reserves the right to disapprove the proposed or continued use of any Provider contracted by Broker-Dealer. Notwithstanding the foregoing, any act of forbearance of disapproval shall not relieve, modify or otherwise affect the obligations of the Broker-Dealer under the Agreement or this section.

B.	Updates and Errors

1.
Each party shall provide the other party with written notice thirty (30) calendar days prior to any proposed implementation of any changes, including but not limited to, record layout, format, or structure of any Data File, or to computer hardware or software, or such other change that may affect transmission of Data Files between the parties. The parties agree to cooperate to make updates, corrections and revisions to data or format in a timely manner. Notwithstanding the foregoing, neither party is under any obligation to continue to receive or transmit Data Files should Broker-Dealer implement the changes discussed herein.

2.
If a malfunction in Broker-Dealer’s or its Provider’s system(s) or process that is used to transmit the Data File causes an error or omission in any record or output, the Broker-Dealer, shall at its expense, correct and reprocess, or cause its Provider to correct and reprocess, such records. Upon discovering such malfunction, error or omission, Broker-Dealer shall promptly notify Company. Company shall work with Broker-Dealer in a timely manner to determine the best method of correcting the malfunction, error or omission, and Broker-Dealer shall do so.

C.	Validity of Electronic Form

1.
The parties hereby agree that all rights duties and obligations that would accrue upon receipt of data in traditional written tangible forms shall also accrue upon receipt of data in electronic form as prescribed by this Section, unless Company policies require written tangible forms, or both electronic and written tangible forms.

2.
If Prudential Annuities allows or requires Broker-Dealer to maintain written tangible forms on behalf of Company, Broker-Dealer shall provide Company with originals or copies, as requested by Company, to Company within forty eight (48) hours of Company’s request for such.

D.	Security

1.
Broker-Dealer shall select, install, and maintain reasonable security procedures, including without limitation, firewall protection access controls and encryption, designed to prevent the unauthorized access, use or copying of the Data Files. Broker-Dealer shall modify, at its expense, such security procedures from time to time if such modifications are necessary to maintain the integrity, confidentiality or secrecy of, and unauthorized interception, corruption, use of, copying, or access to, any Data File.

2.
Company shall be the sole owner of all information contained in the Data Files, including information concerning annuity contract owners, regardless of which Party originated such information. Such information shall be deemed confidential information of Company for purposes of the confidentiality obligations of the Agreement.

E.	Audit

Upon reasonable notice, Broker-Dealer shall permit Company to perform any periodic audit of Broker-Dealer’s processes related to this provision. Broker-Dealer shall reasonably provide written or electronic documentation or certification, or permit an on-site visit within seven (7) business days of Company’s request, or as otherwise agreed to by the parties.

F.	Loss

In addition to the losses described elsewhere in this Agreement, Broker-Dealer shall also indemnify Company for any loss, claim or damages, including special, indirect or consequential, incurred by Company as a result of Company’s reliance upon any Data File relayed to, received by or not relayed to or received by Company in breach of this Section, or in contradiction to the contract owner’s direction. For the avoidance of doubt but without limiting the foregoing, such losses shall include those that may arise from Broker-Dealer’s failure to successfully transmit a Data File, transmission of incomplete, erroneous or inaccurate Data Files or Transactions or delayed transmissions to Company. Any such loss that is indemnified under this paragraph shall otherwise be subject to the terms of this Agreement respecting indemnification.

XIV.	INDEMNITY

A.
Company and/or Distributor agree, as appropriate, to indemnify, defend, and hold harmless Broker-Dealer, its directors, trustees, and officers, and each person, if any, who controls the Broker-Dealer within the meaning of Section 15 of the Securities Act, against any and all losses, claims, damages, liabilities (including any costs of investigation, legal expenses including attorney’s fees and any amounts paid in settlement of any action, suit or proceeding of any claim asserted) which resulted from, arise out of, or based upon:

1.	any breach of this Agreement relating to the Contracts;

2.	any violation of any Federal, state, local or foreign law or regulation or FINRA Rules relating to the Contracts and Variable Life Insurance, as applicable; or

3.	negligence, gross negligence or misrepresentation (by act or omission), in the performance of this Agreement relating to Contracts.

B.
Broker-Dealer shall indemnify, defend and hold harmless the Company and Distributor and each person who controls or is associated with the Company or Distributor within the meaning of the federal securities laws and any director, officer, corporate agent, employee, attorney and any representative thereof, from and against all losses, expenses, claims, damages and liabilities (including any costs of investigation and legal expenses, including attorney’s fees and any amounts paid in settlement of any action, suit or proceeding of any claim asserted) which result from, arise out of or are based upon:

1.	any breach by Broker-Dealer, or its Registered Representatives, of any provision or term or condition of this Agreement;

2.	any violation by Broker-Dealer, or its Registered Representatives, of any federal, state, local or foreign law or regulation or FINRA Rules;

3.	any claim by a Registered Representative against the Company or Distributor for Compensation; or

4.
negligence, gross negligence, misrepresentation (by act or omission), breach of fiduciary or special duty, and/or vicarious liability or respondent superior of the Broker-Dealer, or its Registered Representatives, in the solicitation of applications for, or sales of, Products or any other unlawful sales practices or conduct.

C.	If a party is named in any lawsuit or other proceeding for which such party believes it may be entitled to indemnification hereunder, such party will:

1.	Promptly notify the indemnifying party of any such proceeding, investigation, or litigation and furnish the indemnifying party with a copy of any notices, pleadings and other correspondence;

2.
Provide the indemnifying party reasonable opportunity to consult with the indemnified party in the development of strategy and the substantive position to be taken, and the determination of the course of action to be taken; and

3.
Consider in good faith any suggestion made by the indemnifying party and follow the recommendations of the indemnifying party, including its recommendations as to settlement, compromise or other agreed upon resolution of the proceeding, provided there is a reasonable basis for such recommendations and there is no material adverse effect on the indemnified party.

D.
The indemnifying party, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. The indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party. In the event the indemnified party in good faith raises any actual or potential conflict of interest between it and the indemnifying party, the indemnified party shall be entitled to select reasonable and appropriate counsel of its own choosing at the indemnifying party’s expense.

XV.	GENERAL PROVISIONS

A.
Assignability - This Agreement shall not be assigned by either party without the prior written consent of the other. Notwithstanding the forgoing, Company and Distributor may assign the Agreement to an affiliate upon thirty (30) days prior written notice to Broker-Dealer.

B.
Dispute Resolution - Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with FINRA Rules, as amended, and judgment upon the award rendered by the arbitrator (s) may be entered in any court having jurisdiction thereof.

C.
Non-Waiver - Any right(s) not enforced by the Company under this Agreement will not be construed as a waiver of any of the terms and conditions of this Agreement and the same will remain in full force and effect. A waiver of any provision in this Agreement will not be deemed to be a waiver of any other provision, whether or not similar, nor will any waiver of a provision in this Agreement be deemed to constitute a continuing waiver.

A.
Severability - Any term or provision of this Agreement which is invalid pursuant to the laws and regulations of that jurisdiction will, as for that jurisdiction, be ineffective. Such term or provision will not render the remaining terms and provisions of this Agreement invalid. In addition, such term or provision will not affect the validity of any of the terms or provisions of this Agreement in any other jurisdiction.

B.	Captions - The captions or headings of this Agreement are for convenience and ease of reference only. They will have no effect on the meaning or interpretation of any provision of this Agreement.

C.
Amendments - Distributor may modify this Agreement by written notice to Broker-Dealer. The first order placed by Broker-Dealer, or the acceptance of any compensation by Broker-Dealer from Distributor or Company, subsequent to the provision of such notice shall be deemed acceptance by Broker-Dealer of the modification described in such notice.

D.
Counterparts – This Agreement may be executed by the parties in multiple counterparts. Each counterpart when so executed and delivered shall be deemed an original, and all such counterparts, taken together shall constitute one and the same instrument.

XVI.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without regard to the conflicts of laws provisions) thereof and that in all cases where a party seeks relief in connection with this Agreement in a court of competent jurisdiction, the exclusive forum and venue shall be the state and federal courts having jurisdiction and venue in the State of New Jersey.

XVII.	NOTICE

Any notice required under this Agreement shall be given when sent by first-class mail to the other party to the address shown below, or in the event notice is being provided to Broker-Dealer notice may be provided via email to the Broker-Dealer email address below:

If to Broker-Dealer or Associated Insurance Agency:

Email address:

Address:

If to Distributor and Company:
Prudential Annuities Distributors, Inc.
One Corporate Drive
Shelton, CT 06484

Either party may update their respective notice address upon providing notice to the other party.

XVIII.	TERM OF AGREEMENT; ENTIRE AGREEMENT

A.
Agreement shall be in force from its Effective Date and thereafter shall remain in force, except that either party may unilaterally terminate this Agreement upon thirty (30) calendar days notice to the other party of its intention to do so.

A.	This Agreement may be terminated for cause by the Company and/or Distributors for, but not limited to, any of the following reasons:

1.	fraud by Broker-Dealer or Registered Representatives;

2.	material misrepresentations by Broker-Dealer or Registered Representatives regarding the Company, Distributors, or the Company’s Products, or the performance of either;

3.	conversion of funds by Broker-Dealer;

4.	breach of this Agreement;

5.	the suspension, revocation, cancellation or rescission of any state insurance license or FINRA license or registration of Broker-Dealer or Registered Representatives;

6.	insolvency of Broker-Dealer; or

7.	failure of Broker-Dealer to comply with Section XII “Complaints and Investigations” may be grounds for immediate termination of this Agreement.

B.
Termination for any of the reasons set forth in sub-sections B.1. through B.4. and B.7, will occur immediately upon Notice to Broker-Dealer. Termination for the reason set forth in sub-section B.5. and B.6. will occur automatically at the date and hour of the action described in sub-section B.5. and B.6.

C.
Either party shall have the right to suspend Broker-Dealer’s right to solicit and sell Products to potential contract owners, by giving the other party thirty (30) calendar days notice of the suspension.

D.
Upon termination of this Agreement, all authorizations, rights and obligations shall cease except those contained in Sections I, II, V, VI, VII, VIII, IX, X, XI, XII, XIII, XIV, XV, XVI, XVII, and XVIII.

E.	The entire Agreement consists of the Agreement and any Schedules, addendums and amendments made a part of the Agreement.

F.	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PRUCO LIFE INSURANCE COMPANY
By: Ann Nanda
Title: Officer

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
By: Ann Nanda
Title: Officer

PRUDENTIAL ANNUITIES DISTRIBUTORS, INC.
By: Ann Nanda
Title: Officer

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
By: Ann Nanda
Title: Officer

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By: Ann Nanda
Title: Officer

For the above named entities:

_____________________________________________
Ann Nanda             Date

BROKER-DEALER NAME: _______________________________________

By:

Name:     ___________________________________________

Title:        ___________________________________________

Signature:     _____ ________________________________________

Date:     ____________________________________________
SCHEDULE A

Each of the undersigned is affiliated with Broker-Dealer and represents that it holds the necessary corporate insurance license to act in connection with the sale of Contracts, as defined in the Agreement, in those states so identified next to its name. By executing this Schedule A each of the undersigned agrees to be bound by the terms and conditions of the Agreement as if each Affiliate was the Broker-Dealer for purposes of applying the terms and conditions of this Agreement.

COMPANY	STATE(S)	TIN and Officer’s Signature.
«Life_Affiliate__1»	«Life_Affiliate_State__1»	«Life_Affiliate_Tax_ID__1» ______________________________
«Life_Affiliate__2»	«Life_Affiliate_State__2»	«Life_Affiliate_Tax_ID__2» ______________________________
«Life_Affiliate__3»	«Life_Affiliate_State__3»	«Life_Affiliate_Tax_ID__3» ______________________________
«Life_Affiliate__4»	«Life_Affiliate_State__4»	«Life_Affiliate_Tax_ID__4» ______________________________
«Life_Affiliate__5»	«Life_Affiliate_State__5»	«Life_Affiliate_Tax_ID__5» ______________________________
«Life_Affiliate__6»	«Life_Affiliate_State__6»	«Life_Affiliate_Tax_ID__6» ______________________________
«Life_Affiliate__7»	«Life_Affiliate_State__7»	«Life_Affiliate_Tax_ID__7» ______________________________
«Life_Affiliate__8»	«Life_Affiliate_State__8»	«Life_Affiliate_Tax_ID__8» ______________________________
«Life_Affiliate__9»	«Life_Affiliate_State__9»	«Life_Affiliate_Tax_ID__9» ______________________________
«Life_Affiliate__10»	«Life_Affiliate_State__10»	«Life_Affiliate_Tax_ID__10» ______________________________
«Life_Affiliate__11»	«Life_Affiliate_State__11»	«Life_Affiliate_Tax_ID__11» ______________________________
SCHEDULE B
PRODUCT AND COMMISSION SCHEDULE

SCHEDULE C
LOGO & LOGO STANDARDS

Prudential Logo Standards

Logo color

The color of the logo is Pantone Matching System (PMS) 300 or a process color match of PMS 300 (100% cyan, 43% magenta).

Because this “Prudential Blue” is a distinguishing color that consumers associate with our company, it should be used whenever possible. You can use black if PMS 300 is not available.

No other colors can be used.

The Rock and “Prudential” must be the same color (whether it’s PMS 300 or black). For instance, the Rock cannot be in black if the type is in blue.

You should not use a white “reversed-out” negative logo image unless neither PMS 300 nor black can be used.

If you are using the Dainippon Ink & Chemicals, Incorporated (DIC) color matching system, use 579 blue as a “Prudential Blue” equivalent.

To achieve “Prudential Blue” in an electronic medium, use the following RGB models:
•    Internet Palette: Red 51, Green 102, Blue 204
•    Lotus Notes: Red 0, Green 130, Blue 191
Prudential logo clear zone

Our logo, as the defining mark of the company, must be easily noticed and clearly readable. To make sure the logo has a strong presence in every printed piece, all other design elements should be spaced at least one Rock’s distance (x) away from the Prudential logo.

Incorrect use of the logo

Using the logo properly in all media is absolutely vital in maintaining its integrity and, ultimately, reinforcing the strength of the Prudential brand. Below are a number of incorrect uses of the logo.
•    Do not use old versions of the Prudential logo.
•    Although the Rock may be used on its own, never use the logotype without the Rock as a logo.
•    Never alter the size relationship between the Rock and the logotype.
•    Never substitute another typeface for the logotype.
•    Never use decorative designs or enclosing shapes with the logo.
•    Never use the Rock as part of another visual element or logo.
•    Never print the logo in colors other than those specified by the guidelines.
•    Never print the Rock and the logotype in separate colors.

SCHEDULE D

Unregistered Contract Suitability Schedule
The "Suitability Standards" applicable to the sales of:
Any Unregistered Contract that is not listed in Exhibit A to this Schedule is the BD FINRA Suitability standard set forth below.
Any Unregistered Contract that is listed in Exhibit A to this Schedule, is the Suitability Standard elected by the Broker-Dealer and Affiliates, or if no election is made, the Company State Suitability Standard.

1.	Suitability Standards and Election for Unregistered Contracts set forth in Exhibit A
Broker-Dealer and Affiliates hereby elect either BD FINRA Suitability or Company State Suitability, below by marking its election. If no election is made, Company State Suitability shall apply.

__	A. FINRA Suitability Requirements Apply to all Unregistered Contracts ("BD FINRA Suitability")
If BD FINRA Suitability is elected, Broker-Dealer shall be solely responsible for ensuring, and shall adopt all reasonably necessary policies and procedures to ensure (including principal review) Broker-Dealer and the Registered Representatives' Unregistered Contracts sales are made in compliance with FINRA requirements pertaining to suitability and supervision of annuity transactions. Broker-Dealer acknowledges and agrees that with respect to Unregistered Contracts, Company is hereby contracting Broker-Dealer to establish, implement and maintain a supervision system that is reasonably designed to achieve compliance with the FINRA suitability and supervision requirements. Broker-Dealer agrees to allow Company to monitor and to audit Broker-Dealer's performance of its suitability obligations under this Section and shall cooperate with Company in its efforts (including providing such information as Company may require).

Broker-Dealer represents and warrants that it has enrolled in the Compliance and Ethics Forum for Life Insurers, or other similar certification repository (“Clearinghouse”) as may be required by Company. Broker-Dealer agrees that it shall, at least annually, or more frequently upon request by Company, certify to Company through the Clearinghouse that sales of Unregistered Contracts are made in compliance with FINRA suitability and supervision requirements and all state and federal laws, and that Broker-Dealer is complying with and performing its suitability obligations under this election. Broker-Dealer further agrees to provide such additional certification as Company may reasonably request from time to time in support of Company's compliance with state suitability requirements.

__	B. State Insurance Suitability Requirements Apply to all Unregistered Contracts under Company's Supervision System ("Company State Suitability")
If Company State Suitability is elected or otherwise applies, Company's system of supervision for suitability shall apply and Broker-Dealer and Affiliates agree to abide by, and agree to require the Registered Representatives to abide by, Company's Suitability Policies and Procedures with respect to Unregistered Contracts, as in effect from time to time. Broker-Dealer and Affiliates agree to cooperate with Company in Company's establishment, maintenance, and implementation of Company's Suitability Policies and Procedures, including but not limited to, providing such information as Company may require.

Broker-Dealer and Affiliates acknowledge and agree that the Company reserves the right to reject any application for any reason, including if the Company determines the sale and issuance of the Unregistered Contract fails to satisfy the Company's suitability requirements.

2.	Change in Suitability Standard Election
Broker-Dealer and Associated Insurance Agency may, by giving Company written notice of at least 180 days, change its Suitability Standard election; provided, however, that such change in election must have been acknowledged, and not otherwise rejected, by Company. The written notice shall state which Suitability Standard applies and the effective date of the change. Company in its sole discretion may waive or reduce the prior written notice requirement.

3.    Amendment to Unregistered Contract Suitability Schedule
Company may amend this Unregistered Contract Suitability Schedule as it deems necessary to comply with applicable suitability requirements, as interpreted by Company, and so that the registration provisions of the Securities Act of 1933, as amended, would not be applicable to the Unregistered Contracts. Company shall provide written notice of any amendment to this Unregistered Contract Suitability Schedule at least 30 days prior to the effective date of the amendment.

Exhibit A

PruSecure Fixed Indexed Annuity
PruSecure Advisor Fixed Indexed Annuity

BDSAver072018 Variable/Fixed